Exhibit 10.14

City Therapeutics, Inc.

November 10, 2023

John Maraganore

via email

Dear John,

The Board of Directors (the “Board”) of City Therapeutics, Inc. (the “Company”) is pleased to offer you a position as a member and the executive chair of the Board. This position will be effective, and contingent upon, (i) your execution of this letter, and (ii) the approval of the Board in due course. We appreciate your willingness to serve the Company in this position and we look forward to your valuable contributions to the Board and the Company. Capitalized terms used in this letter and not otherwise defined shall be as defined in Exhibit A.

Subject to the approval of the Board, and upon the closing of the Company’s Series A preferred stock financing (the “Series A Financing”) and the Company’s receipt of a 409A valuation thereafter, you will be granted an option to purchase that number of shares of the Company’s Common Stock that, when added to the number of shares of Company Common Stock that you have otherwise been issued, equals 5.00% of the Company’s Fully-Diluted Capitalization, calculated as of immediately following the Series A Financing (the “Top-Up Option”). The exercise price per share of the Top-Up Option will be determined by the Board when the Top-Up Option is granted. The Top-Up Option will be subject to the terms and conditions applicable to options granted under the Company’s 2023 Stock Plan (the “Plan”) and the applicable Stock Option Agreement. In addition, you will be eligible to be considered for additional equity grants in the future at the discretion of the Board.

The Company’s Common Stock underlying the Top-Up Option will be subject to the Company’s right of repurchase in the event that you depart your service to the Company before the shares are vested. Your shares will vest according to the following schedule: you will vest in 25% of the Top-Up Option shares after 12 months of continuous service from the closing of the Series A Financing and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement. In addition, you will immediately vest in your remaining unvested Top-Up Option shares (if applicable) if you are subject to an Involuntary Termination.

You will be paid a cash retainer of $200,000 annual compensation, subject to any tax withholding obligations and paid in accordance with the Company’s regular payroll (the “Annual Retainer”). We will also reimburse you for reasonable expenses that you incur in connection with your services to the Company, including travel and attendance at meetings of the Board, or committees of the Board.

We plan to have at least one scheduled Board meeting every quarter. As a Board member, you are responsible for attending these scheduled meetings in person or, in the instances where in person attendance is not possible, by teleconference or videoconference.

In connection with your services to the Company, we expect that proprietary data and technical, business and financial information of the Company (“Confidential Information”) will be disclosed to you. To the extent that Confidential Information is not publicly known or not otherwise previously known by you without an obligation of confidentiality, you agree (during the term of your service and thereafter) not to use (except in connection with your services to the Company) or disclose Confidential Information to any third party and to take reasonable steps to maintain the confidential nature of all Confidential Information.

As a precautionary matter and to avoid any conflicts of interest, we ask you to refrain, while you are a member of the Board, from providing advice or otherwise providing services to any competitor of the Company. In addition, we ask that you inform the Board of any potential or actual, direct or indirect, conflict of interest that you think exists or may arise because of your relationship with the Company, so that we may come to a quick and mutually agreeable resolution. By signing this letter agreement, you also represent and warrant that you have no contractual commitments or other legal obligations to a third party that would prohibit you from performing your duties for the Company.

While you are a member of the Board, the Company will maintain directors and officers liability insurance with commercially reasonable terms and coverage limits. You will be insured under this policy and may see a copy of the policy upon request.

As part of our overall responsibilities, the Company and the Company’s stockholders reserve the right to remove any individual from the Board at any time in accordance with the provisions of applicable law, and subject to the terms of the Company’s Voting Agreement. You, of course, may also terminate your relationship with Company at any time. When you cease to be a member of the Board (whether at our request or your election), you must return all Confidential Information to the Company.

This letter agreement supersedes and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Delaware law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Delaware in connection with any Dispute or any claim related to any Dispute.

We are excited about you joining as executive chair of our Board and look forward to working with you to help make the Company a success. You may indicate your agreement with these terms and accept this offer by signing and dating this letter agreement and returning it to me.

[Signature Page Follows]

Very truly yours,

City Therapeutics, Inc.

By:	/s/ Ari Nowacek
Name:	Ari Nowacek
Title:	President

I have read and accept this offer:

Signature:	/s/ John Maraganore
Name:	John Maraganore
Date:	November 10, 2023

Exhibit A – Definitions

“Cause” shall mean:

(a)            An unauthorized use or disclosure by you of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;

(b)            A material breach by you of any agreement between the you and the Company that remains uncured 30 days after written notice thereof;

(c)            A material and repeated failure by you to comply with the Company’s written policies or rules that remains uncured 30 days after written notice thereof;

(d)            Your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof;

(e)            Your gross negligence or willful misconduct;

(f)            A continuing failure by you to perform assigned duties after receiving written notification of such failure from the Board of Directors; or

(g)            A failure by you to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Fully-Diluted Capitalization” means all shares of capital stock of the Company issued and outstanding, assuming conversion or exercise of all outstanding convertible securities, rights, options and warrants and shares of Common Stock reserved for issuance under the Plan.

“Involuntary Termination” shall mean the termination of your Service by reason of: (a) your involuntary separation from Service for reasons other than Cause or (b) your Resignation for Good Reason.

“Resignation for Good Reason” means your resignation from Service within 12 months after one of the following conditions has come into existence without your consent:

(a)            A reduction of your Annual Retainer by 10% or more without your consent;

(b)            A material diminution of your authority, duties or responsibilities; or

(c)            A breach by the Company of the terms of this letter.

A Resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving your written notice.

“Service” shall mean service as a director of the Company.

AMENDMENT NO. 1 TO THE

OFFER LETTER

This Amendment No. 1 to the Offer Letter (the “Amendment”) is entered into by and between City Therapeutics, Inc., a Delaware corporation (the “Company”) and John Maraganore (“you”), effective as of            April 17          , 2024 (the “Effective Date”).

WHEREAS, you and the Company previously entered into that Board Offer Letter, dated November 10, 2023 (the “Offer Letter”), which governs the terms of your position on the Company’s Board of Directors; and

WHEREAS, in connection with the Company’s Series A financing and to further induce the investors to purchase shares of the Company’s Series A Preferred Stock, you and the Company now wish to amend the Offer Letter.

NOW, THEREFORE, in consideration of the promises and conditions contained herein, the undersigned parties agree as follows:

1.                  The second paragraph (beginning with “Subject to the approval of the Board” is hereby amended and restated as follows:

“Subject to the approval of the Board, and upon the closing of the Company’s Series A preferred stock financing (the “Series A Financing”) and the Company’s receipt of a 409A valuation thereafter, you will be granted an option to purchase that number of shares of the Company’s Common Stock that, when added to the number of shares of Company stock that you otherwise have purchased or been issued, equals 5.00% of the Company’s Fully-Diluted Capitalization, calculated as of immediately following the Series A Financing (the “Top-Up Option”). The exercise price per share of the Top-Up Option will be determined by the Board when the Top-Up Option is granted. The Top-Up Option will be subject to the terms and conditions applicable to options granted under the Company’s 2023 Stock Plan (the “Plan”) and the applicable Stock Option Agreement. In addition, you will be eligible to be considered for additional equity grants in the future at the discretion of the Board.”

2.                  Miscellaneous. Except as otherwise set forth above, all of the terms of the Offer Letter shall remain and continue in full force and effect. This Amendment and the Offer Letter, including the exhibits attached thereto, constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company, and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This Amendment can only be amended or modified in a written agreement signed by both you and a duly authorized officer of the Company (other than you). This Amendment may be executed in two counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument.

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Please indicate your agreement with the above terms by signing below.

Very truly yours,

City Therapeutics, Inc.

By:	/s/ Ari Nowacek
Name: Ari Nowacek
Title: President

I have read and accept this Amendment to my offer letter:

/s/ John Maraganore
John Maraganore

Date:	4/15/24